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                                                                    Exhibit 12.0

                             COOPER INDUSTRIES, LTD.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)

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
                                                                        Year Ended December 31,
                                                       ---------------------------------------------------------
                                                         2003        2002        2001         2000       1999
                                                       ---------   ---------   ---------   ---------   ---------
Interest Expense                                       $  74,100   $  74,500   $  84,700   $ 100,300   $  55,200

Capitalized Interest                                           -           -       1,462       3,946           -

Estimated Interest Portion of Rent Expense                12,183      14,679      13,369      15,614      13,948
                                                       ---------   ---------   ---------   ---------   ---------
Fixed Charges                                          $  86,283   $  89,179   $  99,531   $ 119,860   $  69,148
                                                       =========   =========   =========   =========   =========
Income from Continuing Operations Before Income Taxes  $ 346,500   $ 280,200   $ 316,400   $ 549,900   $ 518,600

Add: Fixed Charges                                        86,283      89,179      98,069     115,914      69,148

Less: Equity in Earnings of

      50% or Less Owned Companies                         (2,534)     (2,969)     (2,922)     (3,367)     (1,069)
                                                       ---------   ---------   ---------   ---------   ---------
Earnings Before Fixed Charges                          $ 430,249   $ 366,410   $ 411,547   $ 662,447   $ 586,679
                                                       =========   =========   =========   =========   =========

Ratio of Earnings to Fixed Charges                          5.0x         4.1x        4.1x        5.5x        8.5x
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